EXHIBIT 5.1

                        WILSON SONSINI GOODRICH & ROSATI
                               650 Page Mill Road
                           Palo Alto, California 94304
                                 (650) 493-9300


                                  July 30, 1999

Linear Technology Corporation
1630 McCarthy Boulevard
Milpitas, CA  95035-7417

         Re:  Registration Statement on Form S-8
              ----------------------------------

 Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 30, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 8,000,000 shares of your Common Stock (the "Shares") reserved for issuance under the 1996 Incentive Stock Option Plan (the "Option Plan"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Option Plan.

         It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Option Plan and pursuant to the agreements which accompany the Option Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                        Sincerely,

                        WILSON SONSINI GOODRICH & ROSATI
                        Professional Corporation


                        /s/ Wilson Sonsini Goodrich & Rosati